UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2023

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56388	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of January 1, 2023, North Haven Private Income Fund LLC (the "Company" or the "Fund"), sold approximately 1,953,945 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $36.3 million, reflecting $18.58 net asset value per unit (with the final number of Units being determined on January 30, 2023).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On January 31, 2023, the Company disclosed the below information.
Distribution:
On January 30, 2023, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1432 per unit, representing an annualized distribution yield of approximately 9.25%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around February 3, 2023 to unitholders of record as of January 31, 2023.
Company's Portfolio:
As of December 31, 2022, the Company had investments in 203 portfolio companies across 44 industries with an aggregate par value of approximately $2,502.1 million, which consisted of 97.7% first lien debt investments, 1.1% second lien debt investments and 1.2% other securities, based on par value or, in the case of equity investments, cost. As of December 31, 2022, 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from December 1, 2022 through December 31, 2022, the Company had new investment commitments of approximately $97.6 million, 100.0% of which were directly originated and approximately 99.3% of which were in senior secured loans. As of December 31, 2022, approximately 82.2% of the Company’s total investment commitments were in directly originated senior secured loans and equity investments and approximately 17.8% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of December 31, 2022:

Industry	Par or Cost ($ in millions)	% of Par or Cost
Software	$479.1	19.1%
Insurance Services	375.5	15.0
Commercial Services & Supplies	187.2	7.5
Health Care Providers & Services	176.6	7.1
Distributors	136.9	5.5
Diversified Consumer Services	131.2	5.2
IT Services	104.3	4.2
Air Freight & Logistics	81.7	3.3
Real Estate Management & Development	80.2	3.2
Professional Services	78.1	3.1
Other	671.3	26.8
Total	$2,502.1	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of December 31, 2022:

Issuer	Par or Cost ($ in millions)	% of Par or Cost
World Insurance Associates, LLC	$67.5	2.7%
Kaseya, Inc.	67.0	2.7
Integrity Marketing Acquisition, LLC	52.7	2.1
AGI-CFI Holdings, Inc.	51.4	2.1
Anaplan, Inc.	50.0	2.0
LegitScript, LLC	49.9	2.0
Caerus US 1, Inc.	49.6	2.0
RSC Acquisition, Inc.	49.6	2.0
Redwood Services Group, LLC	48.4	1.9
Excelitas Technologies Corp.	47.6	1.9
Other	1,968.4	78.6
Total	$2,502.1	100.0%
Investing Environment:
We believe that the current volatile market environment continues to create attractive investing opportunities. While the ultimate impact on consumers and businesses resulting from the macroeconomic uncertainty remains difficult to predict, we believe that the Company is well positioned to manage the current market because of its defensive investment strategy, described in greater detail below. Additionally, terms have generally improved in the direct lending market, including through higher spreads and improved documentation.
Uncertainty remains as to the probability and nature of a recession stemming from factors that may include elevated inflation and macroeconomic uncertainty. Public markets rebounded in the fourth quarter of 2022 in response to economic data that suggests that the Federal Reserve’s interest rate tightening strategy may be working to slow or at least stabilize inflation. Notwithstanding the partial recovery into year-end 2022, equities, high yield bonds and syndicated loans returned (19.4%), (11.2%) and (6.3%), respectively, over the course of the year.1

Within the Company’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms, including higher reference rates, wider spreads, more conservative leverage profiles and increasingly lender-friendly documentation. Although leveraged buy out activity has declined amidst the market dislocation, the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Company.
Positioning of the Company in Current Market
Defensive Investment Strategy: We believe that the Company’s investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Company well to navigate the uncertain market environment. Our strategy focuses primarily on making senior secured credit investments in businesses with leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong financial sponsor backing. We believe that the Company has a defensive portfolio of investments, characterized by limited cyclical2 issuer and industry concentrations.
Higher Interest Rates: Approximately 100.0% of the Company’s debt investments are floating rate and the Company should benefit from higher yields as interest rates rise. Over the course of calendar year 2022, 3-month SOFR, the primary benchmark for new loans made by the Company, increased by 4.5%.1
Limited Syndicated Loan Exposure: While the performance of the Company has been impacted by weakness in the broadly syndicated loan market, less than 20% of the Company’s assets were in broadly syndicated loans as of December 31, 2022.

1    Bloomberg as of December 31, 2022. “Equities” is represented by the S&P 500 Index; “high yield bonds” is represented by the ICE BofA High Yield Index;     “syndicated loans” is represented by the Morningstar LSTA US Leveraged Loan Index.
2    Cyclical industries defined as restaurants, retail, energy, and other businesses that we believe may be subject to business cycle volatility.
Net Asset Value:
As of December 31, 2022, the Company's aggregate net asset value is estimated to be approximately $1,265.6 million, which estimate is subject to completion of the Company’s financial closing procedures, including approvals pursuant to the Company’s valuation policies and procedures, and the Company had $726.5 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of December 31, 2022, arising between the date hereof and the completion of the financial statements and the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.
Recent Developments:
During the period from January 1, 2023 through January 27, 2023, the Company made new investment commitments of approximately $34.2 million, of which 100.0% were in directly originated senior secured loans. As of January 27, 2023, the Company had investments of approximately $2,536.3 million in aggregate par value or, in the case of equity investments, cost, approximately 82.4% of which were directly originated senior secured loans and equity investments and approximately 17.6% of which were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of January 27, 2023, approximately 97.7% of the aggregate par value or, in the case of equity investments, cost of the Company's investments are comprised of first lien debt investments. The Company continues to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as it further deploys capital.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2023	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer